UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2010
Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-32693 (Commission File Number)	54-2091194 (IRS Employer Identification No.)

500 W. Illinois, Suite 100
Midland, Texas (Address of principal executive offices)	79701 (Zip Code)
Registrant’s telephone number, including area code: (432) 620-5500
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On September 28, 2010, Basic Energy Services, Inc. (the “Company”) entered into a $30 million secured credit facility (the “Credit Agreement”) among the Company, the subsidiary guarantors party thereto, the lenders party thereto and Capital One, National Association, as administrative agent (the “Administrative Agent”). The obligations under the Credit Agreement are jointly and severally, and unconditionally, guaranteed by each of the Company’s current subsidiaries, other than two immaterial subsidiaries. Borrowings under the Credit Agreement mature on March 31, 2014.
     At the Company’s option, borrowings may be comprised entirely of alternate base rate (“ABR”) loans or Eurodollar loans. ABR loans will bear interest at the greatest of (i) the bank’s prime rate, (ii) the federal funds rate plus 0.50% per year and (iii) the LIBOR rate for an interest period of one month plus 100 basis points, plus an applicable margin. The applicable margin for ABR loans ranges from and including 1.125% to 1.875%, depending on the Company’s leverage ratio. Eurodollar loans will bear interest at an “Adjusted LIBOR Rate” (equal to (a) the LIBOR rate as determined by the Administrative Agent in effect for such interest period divided by (b) one minus the Statutory Reserves, if any, for such borrowing for such interest period) plus an applicable margin. The applicable margin for Eurodollar loans ranges from and including 2.125% to 2.875%, depending on the Company’s leverage ratio. A commitment fee is due quarterly on the available borrowings under the Credit Agreement, initially at a rate of 0.375% and then at a rate of either 0.250% or 0.375% depending on the Company’s leverage ratio.
     The Credit Agreement contains various covenants that limit the Company’s ability, and the ability of the Company’s subsidiaries, to:
•	incur indebtedness;

•	grant certain liens;

•	enter into certain sale and leaseback transactions;

•	make certain loans, acquisitions, capital expenditures and investments;

•	acquire or sell assets or consolidate or merge with or into other companies;

•	declare or pay dividends;

•	enter into certain types of transactions with affiliates;

•	restrict or encumber subsidiaries or create additional subsidiaries; and

•	issue stock.
     The Credit Agreement also contains covenants that, among other things, require the Company to maintain specified ratios or conditions as follows:
•	minimum debt service coverage ratio of:
•	1.05 to 1.00 for September 30, 2010 to December 31, 2010;

•	1.10 to 1.00 for March 31, 2011 to June 30, 2011;

•	1.15 to 1.00 for September 30, 2011 to December 31, 2011; and

•	1.25 to 1.00 for March 31, 2012 and thereafter; and
•	minimum asset coverage ratio of 2.50 to 1.00.

     Upon an Event of Default (as defined in the Credit Agreement), the lenders will be able to terminate their lending commitments and accelerate the maturity of the Credit Agreement.
     The obligations under the Credit Agreement are secured by accounts receivable and inventory as collateral under a related Security Agreement.
     Copies of the Credit Agreement and Security Agreement are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Credit Agreement dated as of September 28, 2010, among the Company, the Subsidiary Guarantors party thereto, the Lenders party thereto and Capital One, National Association, as administrative agent, collateral agent and issuing bank.

10.2	Security Agreement dated as of September 28, 2010, by and among the Company and the subsidiary Debtors party thereto in favor of Capital One, National Association, as collateral agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.
Date: October 4, 2010	By:	/s/ Alan Krenek
		Name:	Alan Krenek
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement dated as of September 28, 2010, among the Company, the Subsidiary Guarantors party thereto, the Lenders party thereto and Capital One, National Association, as administrative agent, collateral agent and issuing bank.

10.2	Security Agreement dated as of September 28, 2010, by and among the Company and the subsidiary Debtors party thereto in favor of Capital One, National Association, as collateral agent.